Exhibit 10.1

October 29, 2014

Mr. James P. Moniz

Dear Jim:

I am pleased to confirm our offer for the position of Chief Financial Officer reporting to Wendell Blonigan, Chief Executive Officer and President. Your starting base salary will be $315,000 on an annualized basis. Wendell Blonigan, CEO will recommend to the Board of Directors that you be granted options on 50,000 shares of Intevac stock and 25,000 restricted stock units, vested over a four-year period. The option price will be set based on the stock value on the day the option is granted.

In addition, you are eligible to participate in Intevac’s Senior Executive Incentive Program. Your 2014 target incentive compensation is 65% of your annual base pay and is based on:

•	the Company meeting its financial targets for Profitability, and

•	accomplishment of your Divisional/Individual MBO’s

For 2014, the company guarantees 2 months of your target Annual Incentive bonus ($34,125).

To the extent that you or the Company exceed or fall short of the target performance, the actual bonus payment may be more or less than the target bonus. The maximum bonus is 2x of your target percent.

As a regular employee of Intevac you will be eligible to participate in a benefit package, which includes medical/dental/vision/life/disability insurance, 401(k) plan, stock purchase plan, and educational reimbursement for approved courses. This package also provides for 10 paid holidays’ each year and accrual of Personal Time-Off (PTO) at a rate of 18 days per year for the first three years. If you would like to view our benefits online please go to: www.arlengroup.com/benefits1. User ID: intevac and Password: XXXX. (case sensitive)

This offer of employment does not imply or give cause for any claim to employment tenure, rights, or benefits not stated herein or specifically provided for in writing hereafter. Either party to this agreement may terminate the agreement at any time for any reason or no reason. This at will nature of employment can not be altered, except upon written agreement signed by the president of Intevac.

This offer is contingent on your execution of the Company’s standard Proprietary Information and Inventions Agreement, which is attached. If you accept this offer, the terms described in this letter and the Proprietary Information and Inventions Agreement shall be the terms of your employment. No other promises, representations or terms have been agreed to by Intevac.

In order to comply with the Federal Immigration Reform Act, your employment pursuant to this offer is contingent on you providing the legally required proof of your identity and authorization to work in the United States.

We look forward to having you join the Intevac Team on Monday, November 3rd. Please sign the enclosed copy in the space provided,execute the enclosed Proprietary Information Agreement and return to me.

Sincerely,

/s/ Kimberly Burk

Kimberly Burk

Vice President of Human Resources

I have read and accept this offer of employment:

/s/ James P. Moniz        10/29/14

signature                             date